Exhibit 2.2

ARTICLES OF MERGER

between

SAVINGS BANK OF MAINE BANCORP

(a federal corporation)

and

SBM FINANCIAL, INC.

(a Maryland corporation)

Savings Bank of Maine Bancorp, a federal corporation (“Bancorp”), and SBM Financial, Inc., a corporation duly organized and existing under the laws of the State of Maryland (“SBM”) do hereby certify that:

FIRST: Bancorp and SBM agree to merge pursuant to the terms of an Agreement of Merger by and among Bancorp and SBM, dated as of May 25, 2010 (the “Merger Agreement”). Undefined terms herein shall have the meanings set forth in the Merger Agreement.

SECOND: The name and place of incorporation of each party to these Articles is: Savings Bank of Maine Bancorp, a federal corporation, and SBM Financial, Inc., a Maryland corporation. SBM shall survive the merger as the successor corporation and shall continue under the name “SBM Financial, Inc.” as a corporation of the State of Maryland.

THIRD: Bancorp was incorporated on August 11, 2008 under the general laws of the United States. Bancorp is not registered or qualified to do business in the State of Maryland.

FOURTH: Bancorp has no principal office within the State of Maryland. The principal office of SBM in the State of Maryland is located in Baltimore City. Neither Bancorp nor SBM owns an interest in land in the State of Maryland.

FIFTH: The terms and conditions of the transaction set forth in these Articles were advised, authorized and approved by each corporation party to these Articles in the manner and by the vote required by its charter and the laws of the jurisdiction of its incorporation. The manner of approval was as follows:

(a) The Board of Directors of Bancorp on May 19,2010 adopted resolutions which declared that the proposed merger was advisable and approved the proposed merger on substantially the terms and conditions set forth or referred to in the resolutions. The sole shareholder of Bancorp, Savings Bank of Maine, MHC (“MHC”), on May 19, 2010 adopted resolutions approving the proposed merger on substantially the terms and conditions set forth or referred to in the resolutions.

(b) The Board of Directors of SBM adopted resolutions on May 19, 2010 which declared that the proposed merger was advisable on substantially the terms and conditions set forth or referred to in the resolutions. Pursuant to Section 3-105(a)(5) of the Maryland General Corporation Law, a vote of the stockholders of SBM is not required.

(c) The merger was approved by the Office of Thrift Supervision (the “OTS”) in an “Approval of Voluntary Supervisory Conversion and Holding Company Application” dated May 7, 2010.

SIXTH: The total shares of stock of all classes of Bancorp and SBM, respectively, are as follows:

(a) The total number of shares of stock of all classes which Bancorp has authority to issue is 120,000,000, of which 100,000,000 are classified as common stock (par value $0.01 per share) and 20,000,000 are classified as preferred stock (par value $0.01 per share). The aggregate par value of all the shares of stock of all classes of Bancorp is $1,200,000.

(b) The total number of shares of stock of all classes which SBM has authority to issue is 150,000,000, of which 100,000,000 are classified as common stock (par value $0.01 per share) and 50,000,000 are classified as preferred stock (par value $0.01 per share). The aggregate par value of all the shares of stock of all classes of SBM is $1,500,000.

SEVENTH: The manner and basis of converting shares of stock of Bancorp and SBM, respectively, and the treatment of any shares of stock of Bancorp and SBM, respectively, not to be converted or exchanged are as follows:

(a) No shares of common stock or preferred stock of Bancorp will be issued or outstanding at the Effective Time (as defined herein). The shares of stock of Bancorp issued and outstanding and held by MHC on May 19, 2010 were cancelled in the merger of MHC with and into Bancorp on May 26, 2010.

(b) Each share of common stock of SBM issued and outstanding immediately prior to the Effective Time will remain issued and outstanding at the Effective Time. No shares of preferred stock of SBM will be issued or outstanding at the Effective Time.

EIGHTH: Pursuant to the Plan of Voluntary Supervisory Conversion from Mutual to Stock Form of Holding Company Organization of MHC, Bancorp and Savings Bank of Maine (“Bank”) approved by the OTS on May 7, 2010, the ownership interests in Bancorp constructively received by the former members of MHC in the merger of MHC with and into Bancorp will, by virtue of the merger of Bancorp with and into SBM and without any action on the part of the holder thereof, be converted into inchoate interests in a “Liquidation Account” established at SBM in an aggregate amount equal to the net worth of Bank as of the business day immediately preceding the effective date of the merger of Bancorp with and into SBM (the “Effective Date”). These inchoate interests (“Liquidation Rights”) reflect the rights of the former holders of ownership interests in Bancorp (the “Depositors”) who continue to maintain deposit accounts (each a “Deposit Account”) at the Bank to a liquidation preference in the event of a complete liquidation of SBM and the Bank. The Depositors’ collective Liquidation Rights will be reflected in a Liquidation Account to be established on the books of SBM. The

Liquidation Rights of each eligible Depositor in SBM will be reflected in a subaccount of the Liquidation Account with an initial subaccount balance on the Effective Date equal to the product of the net worth of the Bank on the business day immediately preceding the Effective Date multiplied by a fraction, the numerator of which is the amount of the Depositor’s eligible deposits at the Bank as of the last business day of the month preceding the Effective Date and the denominator of which is the aggregate amount of all eligible deposits in the Bank as of the last business day of the month preceding the Effective Date. Such initial subaccount balance shall not be increased, but shall be subject to downward adjustment after the Effective Date.

If the deposit balance in any Deposit Account of an eligible Depositor as of the close of business on any anniversary date of the Effective Date is less than the lesser of (i) the deposit balance in such Deposit Account at the close of business on any other anniversary date of the Effective Date or (ii) the amount of the Deposit Account on the last business day of the month preceding the Effective Date, the subaccount balance of such Depositor shall be reduced by an amount proportionate to the reduction in such deposit balance. In the event of such a downward adjustment, the subaccount balance of such Depositor shall not be subsequently increased notwithstanding any subsequent increase in the balance of the related Deposit Account If all funds m such Deposit Account are withdrawn, the related subaccount balance shall be reduced to zero.

On or after the second anniversary of the Effective Date, upon the written request of the OTS, SBM will transfer to the Bank the Liquidation Account and the Depositors’ Liquidation Rights, and the Liquidation Account will thereupon become the Liquidation Account of the Bank. For two years following such date, SBM will not liquidate or sell SBM or cause the Bank to be liquidated or sold. Upon and after the transfer by SBM of the Liquidation Account and the Depositors’ Liquidation Rights to the Bank, the Liquidation Account shall become the liquidation account of the Bank and shall not be subject in any manner or amount to the claims of SBM creditors.

NINTH: The merger shall become effective upon the acceptance for record of these Articles by the State Department of Assessments and Taxation of Maryland (the “Effective Time”).

TENTH: Each of the undersigned acknowledges these Articles to be the corporate act of the corporation on whose behalf he has signed, and further, as to all matters or facts required to be verified under oath, each of the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts relating to the corporation on whose behalf he has signed are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, these Articles of Merger have been duly executed by the parties hereto this 26th day of May, 2010.

SAVINGS BANK OF MAINE BANCORP, INC.

/s/ Paula F. Caughey
Paula F. Caughey
Executive Vice President

Attest:

/s/ John G. Rizzo
John G. Rizzo
Assistant Secretary

SBM FINANCIAL, INC.

/s/ John Everets
John Everets
President and Chief Executive Officer

Attest:

/s/ Dennis Townley
Dennis Townley
Corporate Secretary

[Signature page to Articles of Merger]